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                                                                     Exhibit 5.1


                               November 17, 2003

EMC Corporation
176 South Street
Hopkinton, MA  01748

Ladies and Gentlemen:


         I am Senior Vice President and General Counsel to EMC Corporation, a Massachusetts corporation (the "Company"), and am issuing this opinion in connection with the registration statement on Form S-4 (File No. 333-110017) (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") for the purpose of registering under the Securities Act of 1933, as amended (the "Securities Act"), the shares (the "Shares") of common stock, par value $.01 per share, of the Company issuable pursuant to and in connection with the Agreement and Plan of Merger dated as of October 13, 2003 by and among the Company, Elite Merger Corporation and Documentum, Inc. in exchange for the outstanding shares of common stock of Documentum, Inc.

         In this connection, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of: (i) the Registration Statement; (ii) the Restated Articles of Organization, as amended, of the Company; (iii) such records of the corporate proceedings of the Company as I have deemed necessary or appropriate as a basis for the opinions set forth herein; and (iv) such certificates of officers of the Company and others and such other records and documents as I have deemed necessary or appropriate as a basis for the opinion set forth herein.

         In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such copies. As to any facts material to the opinion expressed herein which I have not independently established or verified, I have relied upon statements and representations of other officers and representatives of the Company and others.

         I am admitted to the Bar of The Commonwealth of Massachusetts and do not purport to be an expert on, or express any opinion concerning, any law other than the substantive law of The Commonwealth of Massachusetts.

         Based upon and subject to the foregoing, I am of the opinion that the Shares have been duly authorized for issuance and, when issued and paid for in accordance with the terms described in the Registration Statement, will be validly issued, fully paid and nonassessable.

         I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. The undersigned assumes no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

         This opinion is furnished by me, as Senior Vice President and General Counsel to the Company, in connection with the filing of the Registration Statement and is not to be used, circulated or quoted for any other purpose or otherwise referred to or relied upon by any other person without the prior express written permission of the Company other than in connection with the offer and sale of Shares while the Registration Statement is in effect.



                               Very truly yours,


                               /s/ Paul T. Dacier
                               -----------------------------------------
                               Paul T. Dacier
                               Senior Vice President and General Counsel